VT International Growth Fund
Shareholder meeting results (Unaudited)
February 27, 2014 special meeting
At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:
		  Votes for	      Votes withheld
Liaquat Ahamed 	545,333,593 	24,865,496
Ravi Akhoury 	545,906,178 	24,292,911
Barbara M. Baumann 	549,255,821 	20,943,268
Jameson A. Baxter 	548,878,213 	21,320,877
Charles B. Curtis 	548,266,326 	21,932,764
Robert J. Darretta 	548,954,413 	21,244,676
Katinka Domotorffy 	547,720,210 	22,478,879
John A. Hill 	548,926,132 	21,272,957
Paul L. Joskow 	548,318,739 	21,880,351
Kenneth R. Leibler 	549,128,017 	21,071,073
Robert E. Patterson 	548,989,554 	21,209,535
George Putnam, III 	548,805,405 	21,393,685
Robert L. Reynolds 	549,170,754 	21,028,335
W. Thomas Stephens 	548,523,544 	21,675,546

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for   Votes against	Abstentions    Broker non-votes
2,590,015     132,417	208,600 	       0

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for   Votes against	 Abstentions	  Broker non-votes
507,595,281   19,452,349 	  43,151,459 	       0

All tabulations are rounded to the nearest whole number.